Exhibit 99.1

News Release

Westmoreland Announces Court Confirmation of Chapter 11 Plan

Englewood, CO – March 4, 2019 – Westmoreland Coal Company (“Westmoreland” or “the Company”) (OTCMKTS: WLBAQ) announced today that the United States Bankruptcy Court for the Southern District of Texas, Houston Division (“the Court”) approved the going-concern sale of its assets pursuant to its Chapter 11 plan (“the Plan”). Westmoreland expects to complete transactions associated with its financial restructuring — which will preserve over a thousand jobs in the U.S. and Canada — and emerge from Chapter 11 protection by the end of the first quarter 2019.

Under the terms of the Plan, Westmoreland’s first lien creditors will take ownership of the Company’s assets, including its Colstrip, Montana; San Juan, New Mexico; and Canada operations (with the exception of Kemmerer mine operations). Westmoreland’s mine assets will remain in operation under new leadership and the Company will continue operating in the normal course, emerging with a strengthened balance sheet and better positioned to succeed.

Additional information on the process, including court filings, is available at www.donlinrecano.com/westmoreland or through Westmoreland’s dedicated restructuring hotline at (800) 499-8519.

Kirkland & Ellis LLP is acting as legal counsel to Westmoreland; Centerview Partners LLC is acting as investment banker and financial advisor; Alvarez & Marsal is acting as restructuring adviser; and McKinsey Recovery & Transformation Services U.S., LLC is acting as an operational advisor.

About Westmoreland Coal Company

Westmoreland Coal Company (OTCMKTS: WLBAQ) is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership. For more information, visit www.westmoreland.com.

Forward Looking Statements

This release contains forward-looking statements about Westmoreland. The company claims the protection of the safe -harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements neither of historical fact nor guarantees or assurances of future performance. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: the expected beneficial outcomes of the filing for relief under chapter 11 of the U.S. Bankruptcy Code or other restructuring process transactions; asset sales; first day motions; the RSA; DIP financing; the future position of the company; and the outcomes of the transformation initiative. These and other forward-looking statements regarding Westmoreland’s business outlook are based on Westmoreland’s current expectations and assumptions regarding their business, the economy, demand for their products, success in completing their transformation and restructuring processes, and other future conditions. These risk factors, and others, are included in reports on file with the Securities and Exchange Commission for Westmoreland. Westmoreland cautions you against relying on any of these forward-looking statements. Westmoreland undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Brian Schaffer

bschaffer@prosek.com

(646) 818-9229

Or

Jaimee Pavia

jpavia@prosek.com

(310) 695-1413